EXHIBIT 1

META BANK PROFIT SHARING 401(k) PLAN FINANCIAL STATEMENTS

META BANK PROFIT SHARING 401(k) PLAN

Financial Statements and Schedule

September 30, 2007 and 2006

(With Independent Auditors’ Report Thereon)

META BANK PROFIT SHARING 401(k) PLAN

Report of Independent Registered Public Accounting Firm

Plan Administrator
Meta Bank Profit Sharing 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the Meta Bank Profit Sharing 401(k) Plan (the Plan) as of September 30, 2007 and 2006 and the related statement of changes in net assets available for benefits for the year ended September 30, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2007 and 2006 and the changes in net assets available for benefits for the year ended September 30, 2007 in conformity with U.S. generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule of assets (held at end of year) is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. This supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Des Moines, Iowa
July 11, 2008

META BANK PROFIT SHARING 401(k) PLAN

Statements of Net Assets Available for Benefits

September 30, 2007 and 2006

	2007	2006
Assets:
Investments, at fair value	$12,516,573	10,525,602
Receivables:
Employee contributions	38,769	27,097
Employer contributions	249,799	326,862
Interest and dividends	11,734	19,295
Total receivables	300,302	373,254
Net assets available for benefits	$12,816,875	10,898,856

See accompanying notes to financial statements.

META BANK PROFIT SHARING 401(k) PLAN

Statement of Changes in Net Assets Available for Benefits

Year ended September 30, 2007

Additions to net assets attributed to:
Contributions:
Participants	$617,686
Employer	249,799
Rollovers	79,046
Total contributions	946,531

Interest and dividends	97,931
Net investment appreciation in fair value of investments	2,690,157
Total additions	3,734,619

Deductions from net assets attributed to:
Benefits paid to participants	1,790,764
Administrative expenses	25,836
Total deductions	1,816,600
Net increase in net assets available for benefits	1,918,019

Net assets available for benefits:
Beginning of year	10,898,856
End of year	$12,816,875

See accompanying notes to financial statements.

META BANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2007 and 2006

(1)                     Description of the Plan

The following description of Meta Bank Profit Sharing 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan’s provisions.

(a)                      General and Eligibility

The Plan is a defined contribution plan covering all full-time employees of Meta Bank (a wholly owned subsidiary of Meta Financial Group, Inc.), referred to herein as the Bank, who have one year of service (profit-sharing), three months of service (elective deferrals and match) and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)                      Record Keeper and Custodian

Security National Bank has been designated as record keeper and custodian of the Plan.

(c)                       Contributions

The Plan is funded by employee and employer contributions. Participating employees may contribute a percentage of their wages up to the maximum percentage allowable not to exceed the limits of Code Section 401(k), 402(g), 404, and 415. Annual employee contributions were limited to $15,500 and $15,000 in 2007 and 2006, respectively, as indexed by the Internal Revenue Service. The Plan also places certain restrictions on contributions from those employees defined as highly compensated.

The employer may, in its sole discretion, make discretionary contributions to the Plan each year. Employer contributions were 3.969% of total eligible compensation for the year ended September 30, 2007. Participants direct the investment of their contributions and any employer contributions into various investment options offered by the plan. Participants may currently direct contributions into 13 mutual funds, one money market account, or a self-directed investment account. Additionally, they may use a portion of their account balance to buy Meta Financial Group, Inc. common stock.

(d)                      Participants Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Bank’s contribution and (b) investment fund earnings, and charged with an allocation of administrative expenses. Investment income and administrative expenses are allocated based on participant account value. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(e)                       Vesting

Participants are immediately vested in their voluntary contributions and in the Bank’s discretionary contributions, plus actual earnings thereon.

META BANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2007 and 2006

(f)                         Payment of Benefits

On termination of service due to retirement, death, or disability, a participant may elect to receive either a lump-sum cash payment equal to the value of the participant’s account or monthly, quarterly, semiannual, or annual installment payments.

In all instances, if the vested value of a participant’s account is less than $1,000, a lump-sum cash payment will be made.

(2)                     Summary of Significant Accounting Policies

(a)                      Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

(b)                      Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)                       Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Interest-bearing cash and money market accounts are reported at fair value determined to be equal to cost. Shares of mutual funds are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end. Self-directed accounts are reported at fair value based upon the underlying investment comprising the accounts. The investment in the common stock of Meta Financial Group, Inc. is reported at fair value based on quoted market price.

Purchases and sales of securities are recorded on a trade-date basis. Interest is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(d)                      Payment of Benefits

Benefit payments to participants are recorded upon distribution. As of September 30, 2007, there were no amounts allocated to accounts of participants who had elected to withdraw from the Plan but had not yet been paid.

(3)                     Administrative Expenses

Certain administrative functions are performed by officers or employees of the Bank. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan.

META BANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2007 and 2006

(4)                     Investments

The fair value of the Plan’s investments that represent 5% or more of the Plan’s net assets at September 30, 2007 and 2006 are as follows:

	Fair value
	2007	2006

Money market account, SEI Daily Income Gov’t II	$1,505,931	599,905
Mutual funds:
Columbia Acorn Fd	983,863	862,571
Dodge & Cox Balanced Fd	890,355	905,587
Vanguard S&P 500 Index Fd #40	814,842	720,108
Common stock, Meta Financial Group, Inc.	3,579,486	3,055,787
Self-Directed Brokerage Accounts	659,824	668,879

During the year ended September 30, 2007, the Plan’s investments in mutual funds, self-directed accounts, and Meta Financial Group, Inc. common stock (including investments bought, sold, and held during the year) appreciated in fair value by $1,155,043, $28,277, and $1,506,837 respectively.

The Plan purchased 142 shares of Meta Financial Group, Inc., a party-in-interest common stock, for $5,535 and sold or distributed 36,402 shares for $1,263,961 during the year ended September 30, 2007. The Plan received $59,002 of dividend income on the Meta Financial Group, Inc. common stock during the year ended September 30, 2007.

(5)                     Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

(6)                     Tax Status

The Internal Revenue Service has determined and informed the Bank by a letter, dated November 19, 2001, that the Plan and related trust are designed in accordance with applicable Sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter; however, the Plan Administrator believes the Plan is designed and being operated in compliance with the applicable requirements of the Code.

(7)                     Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

The Meta Financial Group, Inc. stock is offered as an investment option under the terms of the Plan.

Schedule

META BANK PROFIT SHARING 401(k) PLAN

Schedule H Line 4i — Schedule of Assets (Held at End of Year)

September 30, 2007

	Identity of issuer, borrower,			Current
	lessor, or similar party	Description of investment	Cost	value
*	Meta Financial Group Inc	Individual Equity	**	$3,579,486
	Brandywine Fd Inc	Mutual Fund	**	421,212
	Columbia Acorn	Mutual Fund	**	983,863
	Dodge & Cox Balanced Fd	Mutual Fund	**	890,355
	FPA Capital Fund Inc.	Mutual Fund	**	603,186
	Icon Information Technology Fd	Mutual Fund	**	158,735
	Pennsylvania Mutual-Royce Funds	Mutual Fund	**	408,699
	Rowe T Price Growth Stk Fd Inc	Mutual Fund	**	614,053
	Sound Shore Fd Inc	Mutual Fund	**	571,409
	Vanguard Health Care Fd #52	Mutual Fund	**	564,273
	Vanguard S&P 500 Index Fd #40	Mutual Fund	**	814,842
	Templeton Foreign Equity Series	Mutual Fund	**	392,955
	SEI Short Duration Govt Fd #45	Mutual Fund	**	19,699
	Managers Fremont Bond Fd	Mutual Fund	**	291,408
	Financial Sq Govt Port	Money Market	**	643
	SEI Daily Inc TR Govt II A #33	Money Market	**	1,505,931
	Self-Directed Brokerage Accounts	Various	**	695,824
				$12,516,573

*	Party-in-interest.
**	Cost information is not required for participant-directed investments, and, therefore is not included.

See accompanying independent auditors’ report.